Exhibit 10-6-11

AWARD AGREEMENT

PERFORMANCE SHARES

The Executive Compensation Committee of the Gannett Board of Directors has approved your opportunity to receive Performance Shares (referred to herein as “Performance Shares”) under the 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010), as set forth below.

This Award Agreement and the enclosed Terms and Conditions effective as of ________, ____, constitute the formal agreement governing this award.

Please sign both copies of this Award Agreement to evidence your agreement with the terms hereof. Keep one copy and return the other to the undersigned.

Please keep the enclosed Terms and Conditions for future reference.

______________________________________________________________________________________________________

Employee:                        Location:
Grant Date:

Performance Period Commencement Date:

Performance Period End Date:

Performance Share Payment Date:	On a date specified by the Committee that is within the first 90 days of ____

Target Number of Performance Shares: _____*

* The actual number of Performance Shares you may receive will be higher or lower depending on the Company’s performance versus certain designated companies and your continued employment with the Company, as more fully explained in the enclosed Terms and Conditions.
______________________________________________________________________________________________________
Gannett Co., Inc.

By:
Employee's Signature		Kevin E. Lord
Senior Vice President/Human Resources

PERFORMANCE SHARES
TERMS AND CONDITIONS
Under the
Gannett Co., Inc.
2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010)

These Terms and Conditions, dated _________, ____, govern the right of the employee (the “Employee”) designated in the Award Agreement dated coincident with these Terms and Conditions to receive Performance Shares (referred to herein as “Performance Shares”). Generally, the Employee will not receive any Performance Shares unless the specified service and performance requirements set forth herein are satisfied. The Performance Shares are granted under, and are subject to, the Gannett Co., Inc. (the “Company”) 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010) (the "Plan"). Terms used herein that are defined in the Plan shall have the meaning ascribed to them in the Plan. If there is any inconsistency between these Terms and Conditions and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms herein.
1.    Grant of Performance Shares. Pursuant to the provisions of (i) the Plan, (ii) the individual Award Agreement governing the grant, and (iii) these Terms and Conditions, the Employee may be entitled to receive Performance Shares. Each Performance Share that becomes payable shall entitle the Employee to receive from the Company one share of the Company's common stock ("Common Stock") upon the expiration of the Incentive Period, except as provided in Section 14. The actual number of Performance Shares an Employee will receive will be calculated in the manner described in these Terms and Conditions, including Exhibit A, and may be different than the Target Number of Performance Shares set forth in the Award Agreement.
2.    Incentive Period. Except as otherwise provided in Section 13 below, the Incentive Period in respect of the Performance Shares shall commence on the Performance Period Commencement Date specified in the Award Agreement and end on the Performance Period End Date specified in the Award Agreement.

3.    No Dividend Equivalents. No dividend equivalents shall be paid to the Employee with regard to the Performance Shares.
4.    Delivery of Shares. The Company shall deliver to the Employee a certificate or certificates, or at the election of the Company make an appropriate book-entry, for the number of shares of Common Stock equal to the number of Performance Shares that have been earned based on the Company’s performance during the Incentive Period as set forth in Exhibit A and satisfaction of the terms and conditions set forth herein, which number of shares shall be reduced by the value of all taxes which the Company is required by law to withhold by reason of such delivery. Such delivery shall take place on the Performance Share Payment Date. An Employee shall have no further rights with regard to the Performance Shares once the underlying shares of Common Stock have been delivered.
5.    Forfeiture and Cancellation of Right to Receive Performance Shares.
(a)    Termination of Employment. Except as provided in Sections 6, 13, 14 and 15 below an Employee’s right to receive Performance Shares shall automatically be cancelled upon the Employee’s termination of employment (as well as an event that results in the Employee’s employer ceasing to be a subsidiary of the Company) prior to the Performance Period End Date, and in such event the Employee shall not be entitled to receive any shares of Common Stock in respect thereof.
(b)    Forfeiture of Performance Shares/Recovery of Common Stock. Pursuant to its recoupment policy, the Company may forfeit an Employee’s Performance Shares or recover shares of Common Stock issued in connection with a Performance Share. Generally, under the Company’s recoupment policy, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, and the Committee determines that:

(i)	the fraud or intentional misconduct of the Employee contributed (either directly or indirectly) to the noncompliance that resulted in the obligation to restate the Company’s financial statements; and

(ii)	a lower award of Performance Shares would have been made to the Employee had it been based upon the restated financial results;
then the Company may, to the extent permitted by applicable law, and subject to the approval of the Committee, forfeit Performance Shares awarded to the Employee or seek to recoup shares of Common Stock issued in connection with Performance Shares in excess of the amount that would have been received under the accounting restatement. In each such instance, the Company may seek to forfeit the Employee’s relevant Performance Shares or seek to recover the relevant Common Stock issued in connection with a Performance Share granted or issued during the three-year period preceding the date the Company is required to prepare the accounting restatement, regardless of whether the Employee is then employed by the Company. In addition, the Company may assert any other remedies that may be available to the Company, including, without limitation, those available under Section 304 of the Sarbanes-Oxley Act of 2002.
6.    Death, Disability, Retirement. Except as provided in Sections 13, 14 or 15 below, in the event that the employment of the Employee shall terminate prior to the Performance Period End Date by reason of death, permanent disability (as determined under the Company’s Long Term Disability Plan), termination of employment after attaining age 65, or termination of employment after both attaining age 55 and completing at least 5 years of service, the Employee (or in the case of the Employee's death, the Employee's estate or designated beneficiary) shall be entitled to receive at the Performance Share Payment Date the number of shares of Common Stock equal to the product of (i) the total number of shares in respect of such Performance Shares which the Employee would have been entitled to receive upon the expiration of the Incentive Period had the Employee's employment not terminated, and (ii) a fraction, the numerator of which shall be the number of full calendar months between the Performance Period Commencement Date and the date that employment terminated, and the denominator of which shall be the number of full calendar months from the Performance Period Commencement Date to the Performance Period End Date. [Alternative Section 6 for awards of Performance Shares to the Company’s CEO:

Termination of Employment. Any right to receive Performance Shares shall not be partially or fully cancelled upon a voluntary or involuntary termination of employment during the Incentive Period. Instead, the Employee’s right to receive Performance Shares will be determined assuming that the Employee remains in continuous employment through the Incentive Period.]
7.    Non-Assignability. Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.
8.    Rights as a Shareholder. The Employee shall have no rights as a shareholder by reason of the Performance Shares.
9.    Discretionary Plan; Employment. The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. With respect to the Plan, (a) each grant of Performance Shares is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares; (b) all determinations with respect to any such future grants, including, but not limited to, the times when the Performance Shares shall be granted, the number of Performance Shares, and the Incentive Period, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan shall not create a right to further employment with the Employee’s employer and shall not interfere with the ability of the Employee’s employer to terminate the Employee’s employment relationship at any time with or without cause; (d) the Employee’s participation in the Plan is voluntary; (e) the Performance Shares are not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonuses, long-service awards, pension or retirement benefits, or similar payments; and (f) the future value of the Performance Shares is unknown and cannot be predicted with certainty.
10.    Effect of Plan and these Terms and Conditions. The Plan is hereby incorporated by reference into these Terms and Conditions, and these Terms and Conditions are subject in all respects to the provisions of the Plan, including without limitation the authority of the Executive Compensation

Committee of the Company (the "Committee") in its sole discretion to make interpretations and other determinations with respect to all matters relating to the applicable Award Agreements, these Terms and Conditions, the Plan and awards made pursuant thereto. These Terms and Conditions shall apply to the grant of Performance Shares made to the Employee on the date hereof and shall not apply to any future grants of Performance Shares made to the Employee.
11.    Notices. Notices hereunder shall be in writing and if to the Company shall be addressed to the Secretary of the Company at 7950 Jones Branch Drive, McLean, Virginia 22107, and if to the Employee shall be addressed to the Employee at his or her address as it appears on the Company's records.
12.    Successors and Assigns. The applicable Award Agreement and these Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the Company and, to the extent provided in Section 6 hereof, to the estate or designated beneficiary of the Employee.
13.    Change in Control Provisions.
Notwithstanding anything to the contrary in these Terms and Conditions, the following provisions shall apply to the right of an Employee to receive Performance Shares under the attached Award Agreement.
(a)    Definitions.
As used in Article 15 of the Plan and in these Terms and Conditions, a “Change in Control” shall mean the first to occur of the following:
(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (iv) any acquisition pursuant to a transaction that complies with Sections 13(a)(iii)(A), 13(a)(iii)(B) and 13(a)(iii)(C);
(ii)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(b)    Acceleration Provisions. In the event of the occurrence of a Change in Control, the vesting of the Performance Shares shall be accelerated and, if such Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code, there shall be paid out to the Employee within thirty (30) days following the effective date of the Change in Control, the full number of shares of Common Stock subject to the Performance Shares. In the event of the occurrence of a Change in Control that is not a “change in control event” within the meaning of Section 409A of the Code, the vesting of the Performance Shares shall be accelerated and the Performance Shares shall be paid out at the earlier of the Employee’s termination of employment (subject to Section 18) or the Performance Share Payment Date. In the event of a Change in Control, the number of Performance Shares payable to an Employee shall be calculated in accordance with the Change in Control rules set forth in Exhibit A.

(c) Legal Fees. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by Employee in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceedings involving the provisions of this Section 13, whether or not initiated by the Employee. The Company agrees to pay such amounts within 10 days following the Company’s receipt of an invoice from the Employee, provided that the Employee shall have submitted an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.
14.    Spin-Off. The Company has announced its intention to create a new subsidiary for its newspaper and publishing businesses (“SpinCo”) and to distribute the stock of SpinCo to its existing shareholders (the “Spin-Off”). In the event of the Spin-Off, the Target Number of Performance Shares granted under this Award Agreement shall be adjusted if the Employee remains employed with the Company, or its affiliates, in conjunction with the Spin-Off, as follows:

•
The Target Number of Performance Shares under this Award Agreement will be adjusted by multiplying such number by the “RemainCo Stock Conversion Ratio”. The RemainCo Stock Conversion Ratio is equal to (i) divided by (ii) where: (i) is the value of one share of the Company’s Common Stock immediately before the Spin-Off; and (ii) is the value of one share of the Company’s Common Stock immediately after the Spin-Off. Such conversion shall be effected in a manner intended generally to prevent the dilution or enlargement of rights under this Award Agreement, provided that all determinations in connection therewith (including the methodology for determining the value of a share for the RemainCo Stock Conversion Ratio) shall be made by the Committee in its sole discretion.

•	Except as set forth above, the terms of the Award Agreement shall remain in effect.
In the event of the Spin-Off, if the Employee becomes employed by SpinCo, or its affiliates, in conjunction with the Spin-Off:

•
As of the date of the Spin-Off, this Award Agreement will be converted into an award agreement to receive a target number of performance shares denominated in common shares of SpinCo. The target number of performance shares under the SpinCo award agreement will be calculated by multiplying Target Number of Performance Shares under this Award Agreement by the “SpinCo Stock Conversion Ratio”. The SpinCo Stock Conversion Ratio is equal to (i) divided by (ii) where: (i) is the value of one share of the Company’s Common Stock immediately before the Spin-Off; and (ii) is the value of one share of SpinCo’s common stock immediately after the Spin-Off. Such conversion shall be effected in a manner intended generally to prevent the dilution or enlargement of rights under this Award Agreement, provided that all determinations in connection therewith (including the methodology for determining the value of a share for the SpinCo Stock Conversion Ratio) shall be made by the Committee in its sole discretion.

•	The Employee’s employment with SpinCo in conjunction with the Spin-Off shall not be treated as an event that cancels Employee’s rights under Section 5 or a termination of employment under Section 6.

•
Except as set forth above and for appropriate conforming changes (e.g., references to the Company shall instead refer to SpinCo, references to Common Shares shall refer to common stock of SpinCo, references to the Committee shall refer to the committee appointed by SpinCo, a Change in Control under Section 13 shall refer to a Change in Control of SpinCo, etc.), the SpinCo award agreement shall have terms and conditions that are substantially the same as the terms and conditions set forth herein.

15.    Employment Agreements or Similar Agreements. The provisions of Sections 5, 6 and 13 of these Terms and Conditions shall not be applied to or interpreted in a manner which would decrease the rights held by, or the payments owing to, an Employee under an employment agreement, termination benefits agreement or similar agreement with the Company that pre-exists the Grant Date and contains specific provisions applying to Plan awards in the case of any change in control or similar event or termination of employment, and if there is any conflict between the terms of such employment agreement or termination benefits agreement and the terms of Sections 5, 6 or 13, the employment agreement or termination benefits agreement shall control. [Additional language for awards of Performance Shares to the Company’s CEO: For the avoidance of doubt, this award shall not be treated as an award under the Long Term Incentive Plan or any successor or replacement plan].
16.    Grant Subject to Applicable Regulatory Approvals. Any grant of Performance Shares under the Plan is specifically conditioned on, and subject to, any regulatory approvals required in the Employee’s country. These approvals cannot be assured. If necessary approvals for grant or payment are not obtained, the Performance Shares may be cancelled or rescinded, or they may expire, as determined by the Company in its sole and absolute discretion.
17.    Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Virginia and agree that such litigation shall be conducted in the courts of Fairfax County, Virginia or the federal courts of the United States for the Eastern District of Virginia.
18.    Compliance with Section 409A. This Award is intended to comply with the requirements of Section 409A, and shall be interpreted and administered in accordance with that intent (e.g., the definition of “termination of employment” (or similar term used herein) shall have the meaning ascribed to “separation from service” under Section 409A). If any provision of these Terms and Conditions would otherwise conflict with or frustrate this intent, the provision shall not apply. If the Employee is a “specified employee” (within the meaning of Code Section 409A and the regulations and guidance issued thereunder (“Section 409A”)) and if delivery of shares is being made in connection with the Employee’s separation from service other than by reason of the Employee’s death, delivery of the shares shall be delayed until six months and one day after the Employee’s separation from service with the Company (or, if earlier than the end of the six-month period, the date of the Employee’s death).

Exhibit A
Performance Share Calculation

The number of Performance Shares that the Employee will be entitled to receive if the Employee satisfies the applicable service requirements will be calculated based on how the Company’s Total Shareholder Return compares to the Total Shareholder Return of the Comparator Companies during the Incentive Period (i.e., the Company’s Total Shareholder Return will be ranked against the Total Shareholder Return of the Comparator Companies). Specifically, the Committee shall calculate the number of Performance Shares that may be paid to the Employee by multiplying the Employee’s Target Number of Performance Shares by the applicable percentage determined under the following chart:

Company’s Percentile in 3-Year TSR vs. Comparator Companies	Resulting Shares Earned (% of Target)	Value of Each Share Earned
90th or above	200%	Each share earned is also impacted by share price change during the cycle
70th	150%
50th	100%
30th	50%
<30th	0%
Straight-line interpolation between points

Total Shareholder Return will be calculated from the first day of the Incentive Period to the applicable measurement date. For purposes of calculating the payout, the Company’s performance versus the Comparator Companies will be based on the average payout that would be made based on the Company’s cumulative Total Shareholder Return relative to the Comparator Companies at the end of each of the last 4 quarters of the Incentive Period.

Other Rules:

1.    In the event that the price of a share of the Company’s Common Stock on the Performance Share Payment Date exceeds the price of a share of the Company’s Common Stock on the Performance Period Commencement Date by more than 300%, the number of shares delivered under the Award will be reduced so the value of the Award does not exceed 300% of the price of a share of the Company’s Common Stock on the Performance Period Commencement Date multiplied by the number of Performance Shares earned. For example, if (i) the Company’s share price is $10 on the Performance Period Commencement Date, (ii) the Employee’s Target Number of Shares is 100, (iii) the Employee earns 200% of the Target Number of Shares (or 200 shares), and (iv) the value of such shares on the Performance Share Payment Date is $50, the number of the shares will be reduced because the value of the shares on the Performance Share Payment Date exceeds 300% of the value of the shares on the Performance Period Commencement Date. Specifically, the award to the Employee would be reduced to 120 shares (i.e., (200 shares x (300% x $10)/$50)).
2.    Comparator Companies that are involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during the Incentive Period will remain in the group at -100% Total Shareholder Return.
3.    Comparator Companies that enter into a definitive agreement to be acquired during the Incentive Period will be treated in one of the following ways:

(a)    If, during the first or second year of the Incentive Period, a Comparator Company enters into a definitive agreement to be acquired (whether by acquisition, merger or otherwise), it will be eliminated for the entire measurement period.
(b)    If, during the third year of the Incentive Period, a Comparator Company enters into a definitive agreement to be acquired (whether by acquisition, merger or otherwise), it will be fixed above or below Gannett using 30-trading day average prices for both companies calculated up to the day before the announcement of the transaction.
(c)    Notwithstanding the foregoing, if at any time during the Incentive Period, a Comparator Company enters into a definitive agreement to be acquired (whether by acquisition, merger or otherwise) by Gannett or one of its subsidiaries, it will be eliminated for the entire measurement period.

Definitions:

“Total Shareholder Return” means a fraction whose numerator is the stock price change plus dividends paid on such stock (which are assumed to be reinvested in the stock) and whose denominator is the stock price on the Performance Period Commencement Date.

Subject to the terms set forth under “Spin-Off” below, “Comparator Companies” means:

A.H. Belo Corp. (AHC)	Angie’s List, Inc. (ANGI)	AOL, Inc. (AOL)
Constant Contact, Inc. (CTCT)	Dex Media,Inc. (DXM)	Discovery Communications Inc. (DISCA)
E.W. Scripps (SSP)	Gray Television, Inc. (GTN)	Groupon, Inc. (GRPN)
Harte Hanks, Inc. (HHS)	IAC/InteractiveCorp. (IACI)	Journal Communications Inc. (JRN)
Lee Enterprises, Inc. (LEE)	LinkedIn Corporation (LNKD)	McClatchy Co. (MNI)
Media General, Inc. (MEG)	Meredith Corp. (MDP)	Monster Worldwide Inc. (MWW)
New Media Investment Group (NEWM)	New York Times Co. (NYT)	News Corp. (NWSA)
NexStar Broadcasting Group, Inc. (NXST)	ReachLocal, Inc. (RLOC)	Sinclair Broadcast Group, Inc. (SBGI)
Time, Inc. (TIME)	Tribune Media, Co. (TRBAA)	Tribune Publishing Co. (TPUB)
Truecar, Inc. (TRUE)	Yahoo Inc. (YHOO)

Spin-Off

In the event of the Spin-Off, the following rules shall apply for calculating Total Shareholder Return for an Employee who remains employed by the Company, or its affiliates, in conjunction with the Spin-Off:

1.
The denominator for calculating Total Shareholder Return shall be adjusted by dividing the value of a share of the Company’s Common Stock on the Performance Period Commencement Date by the RemainCo Conversion Ratio (“Adjusted RemainCo Grant Date Price”).

2.
The value of any cash dividends on the Company’s Common Stock (which, in accordance with the definition of “Total Shareholder Return” above, are deemed reinvested in the Company’s Common Stock) that are paid prior to the date of the Spin-Off (and consequently the assumed reinvestment returns on such dividends) will be adjusted in the same manner as the denominator for Total Shareholder Return (the “Adjusted RemainCo Pre-Spin Dividend”).

3.
In accordance with the definition of “Total Shareholder Return” above, following the Spin-Off, the numerator for calculating Total Shareholder Return will be calculated as the difference between (A) and (B) where (A) is the sum of (i) the price of Company Stock on the relevant measurement dates, plus (ii) dividends paid on such stock between the date of the Spin-Off and the relevant measurement date (which dividends are assumed to be reinvested in the stock), plus (iii) the Adjusted RemainCo Pre-Spin Dividend; and (B) is the Adjusted RemainCo Grant Date Price.

4.
For purposes of the application of Item 1 under the heading “Other Rules” above, the price of a share of the Company’s Common Stock on the Performance Period Commencement Date shall be treated as equaling the Adjusted RemainCo Grant Date Price.

5.	The Comparator Companies set forth under “Definitions” above shall be superseded and replaced by the following for the full performance period:

Angie’s List, Inc. (ANGI)	AOL, Inc. (AOL)	Constant Contact, Inc. (CTCT)
Discovery Communications Inc. (DISCA)	E.W. Scripps (SSP)	Gray Television, Inc. (GTN)
Groupon, Inc. (GRPN)	Harte Hanks, Inc. (HHS)	IAC/InteractiveCorp. (IACI)
LinkedIn Corporation (LNKD)	Media General, Inc. (MEG)	Meredith Corp. (MDP)
Monster Worldwide Inc. (MWW)	NexStar Broadcasting Group, Inc. (NXST)	ReachLocal, Inc. (RLOC)
Sinclair Broadcast Group, Inc. (SBGI)	Tribune Media Co. (TRBAA)	Truecar, Inc. (TRUE)
Yahoo Inc. (YHOO)

In the event of the Spin-Off, the following rules shall apply for calculating Total Shareholder Return for an Employee who becomes employed by SpinCo, or its affiliates, in conjunction with the Spin-Off:

1.
The denominator for calculating Total Shareholder Return shall be adjusted by dividing the value of a share of the Company’s Common Stock on the Performance Period Commencement Date by the SpinCo Conversion Ratio (“Adjusted SpinCo Grant Date Price”).

2.
The value of any cash dividends on the Company’s Common Stock (which, in accordance with the definition of “Total Shareholder Return” above, are deemed reinvested in the Company’s Common Stock) that are paid prior to the date of the Spin-Off (and consequently the assumed reinvestment returns on such dividends) will be adjusted in the same manner as the denominator for Total Shareholder Return (the “Adjusted SpinCo Pre-Spin Dividend”).

3.
In accordance with the definition of “Total Shareholder Return” above, following the Spin-Off, the numerator for calculating Total Shareholder Return will be calculated as the difference between (A) and (B) where: (A) is the sum of (i) the price of SpinCo common stock on the relevant measurement dates, plus (ii) dividends paid on such stock between the date of the Spin-Off and the relevant measurement date (which dividends are assumed to be reinvested in the stock), plus (iii) the Adjusted SpinCo Pre-Spin Dividend; and (B) is the Adjusted SpinCo Grant Date Price.

4.
For purposes of the application of Item 1 under the heading “Other Rules” above, the price of a share of the Company’s Common Stock on the Performance Period Commencement Date shall be treated as equaling the Adjusted SpinCo Grant Date Price.

5.	The Comparator Companies set forth under “Definitions” above shall be superseded and replaced by the following for the full performance period:

A.H. Belo Corp. (AHC)	Angie’s List, Inc. (ANGI)	Constant Contact, Inc. (CTCT)
Dex Media,Inc. (DXM)	Harte Hanks, Inc. (HHS)	Journal Communications Inc. (JRN)
Lee Enterprises, Inc. (LEE)	McClatchy Co. (MNI)	Meredith Corp. (MDP)
New Media Investment Group (NEWM)	New York Times Co. (NYT)	News Corp. (NWSA)
ReachLocal, Inc. (RLOC)	Time, Inc. (TIME)	Tribune Publishing Co. (TPUB)

The Committee, in its sole discretion, is responsible for making the above calculations.
Change In Control
In the event of a Change in Control to the Company and provided that the Employee’s right to receive Performance Shares has not previously been cancelled, the number of Performance Shares an Employee may be paid will be calculated based on the Company’s relative Total Shareholder Return positioning on the date of the Change in Control and there will be no four quarter averaging. Notwithstanding the foregoing, if the Change in Control occurs in the first six (6) months of the Incentive Period, the Employee will, instead, receive the Target Number of Performance Shares as set forth in the Employee’s Award Agreement; provided that the Employee’s right to receive Performance Shares has not previously been cancelled. For the avoidance of doubt, following the Spin-Off, references to the “Company” contained herein shall be understood to refer to SpinCo in the case of employees of SpinCo and its affiliates.
Code Section 162(m)
This Award is intended to comply with the requirements of Internal Revenue Code Section 162(m) and the provisions of this Award shall be interpreted and administered consistently with that intent. In that light, the following rules shall apply to the award:

(a)
To the extent permitted by Code Section 162(m) and the Plan, the Committee shall have the authority to adjust the number of Performance Shares that are payable under the Award Agreement, adjust the Total Shareholder Return calculations or alter the methodology for calculating the number of Performance Shares to take into account the effects of a stock split, reverse stock split, stock dividend, spin-off, reorganization, recapitalization or similar transaction.

(b)
The aggregate grant with respect to awards of Performance Shares or Restricted Stock Units made in any one fiscal year to any one participant under the Plan may not exceed the value of five hundred thousand (500,000) Shares.

(c)
Before any Performance Shares are paid to the Employee, the Committee will certify, in writing, the Company’s satisfaction of the pre-established performance target and the number of Performance Shares payable to the Employee.